Exhibit SS

FILING AGREEMENT DATED AUGUST 8, 2011

REGARDING JOINT FILING OF SCHEDULE 13D

The undersigned hereby agree that:

(i)	Each is eligible to use the Schedule 13D attached hereto;

(ii)	The attached Schedule 13D is filed on behalf of each of the undersigned; and

(iii)	Each of the undersigned is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning itself; but none of them is responsible for the completeness and accuracy if the information concerning the other persons making the filing, unless it knows or has reason to believe that such information is inaccurate.

Green SEA Resources Inc.

By:	/s/ D’Arcy Doherty
D’Arcy Doherty, Vice-President Legal

Date:	August 8, 2011

GSR Acquisition Corp.

By:	/s/ D’Arcy Doherty
Vice President, Legal and Secretary

Date:	August 8, 2011

Sentient USA Resources Fund, L.P.
By:	Sentient Executive MLP 1, Limited, General Partner

By:	/s/ Johanna Druez
Johanna Druez, Director

Date:	August 8, 2011

Sentient Executive MLP 1, Limited

By:	/s/ Johanna Druez
Johanna Druez, Director

Date:	August 8, 2011